Exhibit 10.6

                                   SECURED PROMISSORY NOTE

              $100,000.00                                         July 16, 2002

                  BIO-AMERICAN CAPITAL CORP., a Nevada corporation, ("Maker"), for value received, agrees to pay to the order of HUMBOLDT CAPITAL CORPORATION (herein called "Payee" which term shall herein in every instance refer to the owners or holders of this Note), at 1800, 633 6th Ave. S. W., Calgary, Alberta CANADA T2P 2Y5, or at such other place as Payee may hereafter designate in writing, in lawful money of the United States of America, the principal sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), together with interest (based on a 360-day year) accruing from the above date on the unpaid principal balance from time to time outstanding until paid in the amount specified hereinbelow. As additional consideration for the advance of principal, Maker has simultaneously granted to Payee by separate instrument 100,000 warrants to purchase the Common Stock of Maker for a term of five (5) years at an exercise price equal to the lesser of $0.40 and eighty percent (80%) of the per share offering price made available to the offerees in the Company's pending private placement of shares described hereinbelow. The warrants shall contain a cashless exercise provision.

                  The principal may be prepaid by Maker at any time and in any amount, but shall otherwise be paid with the accrued interest specified hereinbelow on the earlier to occur of (i) October 14, 2002, and (ii) three (3) business days following the closing of escrow, if at all, on the pending private placement of up to 5,000,000 Common shares of Maker (the "Private Placement") ["Maturity Date"]. For purposes hereof, the interest which shall accrue and be due and payable at the Maturity Date, whether or not prepaid prior to the Maturity Date, shall be TEN THOUSAND AND NO/100 DOLLARS ($10,000.00). At Maker's sole election, Maker may notify Payee in writing at or prior to the Maturity Date of its election to extend the Maturity Date to January 12, 2003 ("Extended Maturity Date") so long as the written notice is accompanied by the $10,000.00 accrued interest payment. If the Extended Maturity Date is so elected, or in the event that this Note is otherwise not paid in full on the Maturity Date, then the accrued interest for the extension period between October 14, 2002 and January 12, 2003, shall be comprised of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) plus 100,000 additional warrants to purchase 100,000 shares of Common Stock of Maker for an exercise price equal to the lesser of $0.40 and eighty percent (80%) of the per share offering price of the shares covered by the Private Placement, which interest and additional warrants shall be due and payable by Maker to Payee at the Extended Maturity Date. The additional warrants described herein shall be for a term of five (5) years and shall contain a cashless exercise provision. If for any reason the Note principal and any accrued interest hereunder is not paid in full by the Extended Maturity Date, then the outstanding unpaid principal and any accrued outstanding and unpaid interest shall, in the aggregate, bear interest after the Extended Maturity Date at TWENTY PERCENT (20.0%) per annum.

                  If any payment on this Note shall become due on a Saturday, Sunday, or public holiday under the laws of the State of Nevada on which Payee is not open for business, such payment shall be made on the next succeeding business day of Payee, unless the effect of such extension would be to carry the payment over to the next calendar month, in which case such payment shall be due on the preceding business day of Payee, and such extension or reduction of time shall in such case be included in computing interest in connection with such payment. All sums paid hereunder shall be applied first to outstanding accrued interest and then to the outstanding principal.

                  If default ("Event of Default") be made under this Note prior to the Maturity Date or the Extended Maturity Date, then the Payee may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without additional notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and the Payee hereof shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by the Payee to Maker. Failure of the Payee to exercise this option shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default. For purposes hereof, an Event of Default shall mean (i) the failure by Maker to tender to Payee the principal and interest or any installment thereof due on or before the date payable, whether before or on the Maturity Date or the Extended Maturity Date; (ii) the failure by Maker's affiliate, WestStar Resources, L.L.C., to acquire the mineral interests and oil and gas leases described in this Note with the principal advanced; (iii) any loss of title as to the mineral interests and oil and gas leases acquired with the principal advanced under this Note; (iv) a failure by WestStar Resources, L.L.C. to execute and deliver to James M. Hughes, as Escrow Agent, Payee within fifteen (15) business days of the date of advance of principal under this Note an absolute assignment and conveyance to Payee (and other payees under separate notes participating in the $160,000 loan) covering the mineral interests and oil and gas leases acquired with the principal advanced under this Note, which assignment shall be delivered by Escrow Agent to Payee upon any other Event of Default; (v) any material breach of any representation, warranty or covenant made by Maker or WestStar Resources, L.L.C. in this Note or in any document executed in connection with the Note; and (vi) the commencement by Maker of any voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, including any general assignment for the benefit of creditors, or seeking the appointment of a receiver, liquidator, custodian or other similar official of it or a substantial part of its property or, in the alternative, the taking of possession by such an official in any involuntary case or proceeding commenced against it.

                  If the Payee expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the Payee, or if this
Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all reasonable collection costs and fees incurred by the Payee, including reasonable attorneys' fees.

                  This Note is made and is deemed performable in Washoe County, Nevada, and Maker and each surety, guarantor, endorser and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive the right to be sued hereon elsewhere. This Note shall be governed by and construed in accordance with the laws of the State of Nevada and the applicable laws of the United States of America.

                  Except as otherwise provided hereinabove, Maker and each surety, guarantor, endorser and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive presentment and demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, and grace, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the Payee. The Payee shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice of any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

                  Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Payee except to the extent that actual cash proceeds of such instruments are unconditionally received by the Payee and applied to this indebtedness in the manner elsewhere herein provided.

                  It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this note or in any of the documents securing the payment hereof or otherwise relating hereto, in no event shall this note or such documents require or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the loan evidenced by this note or in any of the documents securing the payment hereof or otherwise relating hereto, or in any communication by Payee or any other person to Maker or any other person, or in the event all or part of the principal or interest hereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstances whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Maker nor any other person or entity now or hereafter liable for the payment of this note shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if this note has been or would be paid in full by such credit, refunded to Maker, and (iv) the provisions of this note and the documents securing the payment hereof and otherwise relating hereto, and any communication to Maker, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, collected, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every loan document, security instrument, and communication relating to this Note and loan.

                  Maker warrants and represents that the principal advanced hereunder and advanced by other lenders totaling $160,000.00 shall be utilized by Maker's affiliate, WestStar Resources, L.L.C. to pay the acquisition costs for certain minerals and oil and gas leases covering lands in Las Animas County, Colorado and Colfax County, New Mexico known as the "Brixie Minerals" and the "Marchetti and Kern Leases". Specifically, approximately $130,000.00 shall be utilized for direct acquisition payments to landowners and approximately $30,000.00 shall be utilized for legal and related costs directly associated with the acquisition transactions. This Note is secured by an absolute assignment and conveyance of even date from WestStar Resources, L.L.C. to Payee to be delivered in trust to James M. Hughes, as Escrow Agent, within fifteen (15) days of the advance of principal hereunder, covering such minerals and leases and Payee shall be entitled to delivery of the assignment together with any and all rights available under law upon an Event of Default.

                  Payee shall have the right to assign, partially assign or grant participation interests in this Note at any time.

                  This Note is dated as of the date set forth first above.

                                         BIO-AMERICAN CAPITAL CORP.


                                         BY:________________________
                                            Leonard Viejo, President